For information, contact:
Craig Dynes
Chief Financial Officer
617-866-6020
craig.dynes@pega.com

Pegasystems Reports Highest-Ever License Signings and Revenue in 2006;

Regains Compliance with Nasdaq Listing Requirements

CAMBRIDGE, Mass., May 3, 2007 - Pegasystems (Nasdaq: PEGA) today announced its results for the fourth quarter and full year 2006, reporting the highest annual license signings and total revenue in its history. The dollar value of license signings in 2006 increased approximately 65 percent from 2005, while total revenue of $126 million increased approximately 26 percent from 2005. Cash flow from operating activities for 2006 was $20 million. The Company ended 2006 with $128 million in total cash and investments, an increase of $13 million from the end of 2005.

Fourth Quarter and Full Year 2006 Financial Performance
	Quarter ended Dec 31,		Year ended Dec 31,
(In millions, except per share data and percentages)	2006	2005	2006	2005
Total Revenue	$ 36.0	$ 25.8	$ 126.0	$ 100.2
License Revenue	$ 13.1	$ 10.4	$ 35.4	$ 40.9
% of Total Revenue	36%	40%	28%	41%
Services Revenue	$ 22.9	$ 15.4	$ 90.6	$ 59.3
% of Total Revenue	64%	60%	72%	59%
Gross Profit	$ 22.5	$ 16.5	$ 72.3	$ 66.9
Income (Loss) From Operations	$ 0.7	$ (0.5)	$ (7.1)	$ 1.2
Net Income	$ 3.4	$ 2.2	$ 1.8	$ 5.2
Earnings per Share, Basic	$ 0.10	$ 0.06	$ 0.05	$ 0.15
Earnings per Share, Diluted	$ 0.09	$ 0.06	$ 0.05	$ 0.14

"In 2006, we saw strong demand with 64 existing and 24 new accounts selecting our award winning PegaRULES Process Commander technology," said Alan Trefler, chairman and chief executive officer.  "Pegasystems enables world-class organizations to automate processes, improve customer service and bring products to market more quickly.  We are honored to have been chosen for mission-critical applications that bring competitive advantage, enabling our customers to achieve significant benefits and Build for Change(R)."

Craig Dynes, the Company's chief financial officer, said, "Today we filed our 2006 Annual Report on Form 10-K. As a result, we are now compliant with the filing requirements for continued listing of our stock on the Nasdaq Global Select Market. We are looking forward to the opportunity to discuss our 2006 financial performance on our scheduled conference call."

The Company will be hosting a conference call and live Webcast associated with this announcement at 9:00 a.m. ET on Friday, May 4, 2007. Dial-in information is as follows: 866-293-8823 (domestic) or 913-312-6668 (international). To listen to the Webcast, please log onto http://www.pega.com at least 5 minutes prior to the event's broadcast, and click on the Webcast icon in the Investor Relations section. A replay of the teleconference will be available at http://www.pega.com in the Investor Relations section, Audio Archives link.

About Pegasystems

Pegasystems Inc. (NASDAQ: PEGA) provides software to automate complex, changing business processes. Pegasystems, the leader in unified process and rules technology, gives business people and IT departments the ability to use best processes across the enterprise and outperform their competition.

Our new class of Business Process Management (BPM) technology makes enterprise systems easy to use and easy to change. By automating policy manuals, system specifications and lines of manual coding with dynamically responsive updates, Pegasystems powers the world's most sophisticated organizations to Build for Change(R).

Pegasystems' award-winning, standards-based BPM suite is complemented with best-practice solution frameworks to help leaders in the financial services, insurance, healthcare, life sciences, government and other markets drive growth and productivity.

Headquartered in Cambridge, Mass., Pegasystems has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.

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